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[LOGO OF SUNBELT NURSERY GROUP APPEARS HERE]

                                                                    EXHIBIT 99.1

IMMEDIATE RELEASE
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                                 NEWS RELEASE




SUNBELT NURSERY GROUP                      For more information contact
ANNOUNCES REFINANCING                      Timothy Duoos
                                           Thomas R. Hoekstra
                                           (714)248-3811




San Juan Capistrano, Ca, January 08, 1998 - Sunbelt Nursery Group, Inc. (ASE:SBN) Chairman and CEO Timothy R. Duoos announced today that the Company has completed agreements that refinance the Company's $5 million line of credit facility and also provide the Company with an additional direct cash infusion of $2 million through $700,000 of subordinated debt and $1,300,000 of convertible preferred stock. The subordinated debt agreements include 231,000 warrants exercisable at $1.00 per share. The preferred stock is convertible into common stock at an average trading price currently being established.

The Company entered into the five year Loan and Security Agreement on December 31, 1997, that replaced the Company's existing loan facility. The additional capital contribution of $2 million was provided by individual investors including Duoos and fellow Board member Rod Burwell. "We are very pleased to announce the completion of these important agreements" commented Duoos. "We can now focus all of our attention on strengthening the financial performance of Sunbelt and returning the Company to profitability."

Sunbelt Nursery Group, Inc. also announced that it is being reviewed by the American Stock Exchange regarding its listing status. The Company does not fully satisfy all the ASE guidelines for continued listing and while management believes the new capital will favorably impact the Exchange's evaluation there can be no assurance that the listing will be continued.

Sunbelt Nursery Group, Inc., is a leading specialty nursery retailer in six major metropolitan areas in California, Texas, and Arizona with 60 stores that feature flowering plants, tropical foliage, nursery stock and lawn and garden products.